Exhibit 10.1

ADVANCED MICRO DEVICES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of August 25, 2011 (the “Effective Date”), by and between Rory Read (“Executive”) and Advanced Micro Devices, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 6.

RECITALS

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive’s services; and

WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Duties.

(a) Position. From the Effective Date, Executive shall be employed as the President and Chief Executive Officer of the Company. In such capacity he shall have overall responsibility for the management of the affiliated group of companies for which the Company is the ultimate parent and report to and be subject to the direction and control of the Company’s Board of Directors (the “Board”). At least annually, the Compensation Committee of the Board (the “Compensation Committee”) will review Executive’s performance in light of the Company’s corporate goals and objectives and will discuss the results of such review with the Board. Executive has been appointed as a member of the Company’s Board of Directors.

(b) Obligations to the Company. Executive agrees to the best of his ability and experience that he will loyally and conscientiously perform all of the duties and obligations commensurate with his position as may be reasonably required of and from Executive pursuant to the terms hereof. During the term of Executive’s employment by the Company (the “Employment Term”), Executive further agrees that he will devote all of his working time and attention to the business of the Company. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations so long as such engagements do not interfere with Executive’s ability to fulfill his obligations under this Agreement. In addition, with the prior consent of the Board, Executive shall be permitted to serve on the board of directors of one (1) for-profit entity where the Board determines that such board membership is complementary and useful to Executive’s performance of services to the Company and provided that such board service does not substantially interfere with Executive’s performance of services to the Company. To the extent consistent with the terms of this Agreement, Executive will comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the term of Executive’s employment.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement. The rights and duties created by this Section 2 may not be modified in any way except by a written agreement executed by a duly authorized member of the Board and Executive.

3. Compensation. For the duties and services to be performed by Executive hereunder, the Company shall pay Executive, and Executive agrees to accept, the compensation described below in this Section 3

(a) Salary. Executive shall receive an annual salary of one million dollars ($1,000,000) (as may be adjusted from time to time, the “Base Salary”). Executive’s Base Salary will be payable pursuant to the Company’s normal payroll practices. Notwithstanding the foregoing, the Board shall, no less frequently than annually, review and may adjust Executive’s Base Salary from time to time.

(b) Annual Bonus.

(i) For the period commencing on the Effective Date and ending on December 31, 2011, Executive shall receive a bonus equal to 150% of the portion of the Base Salary payable to Executive for such period.

(ii) Effective January 1, 2012, in addition to the Base Salary, Executive will be eligible for an annual performance bonus under the terms of the Company’s Executive Incentive Plan, or a successor or alternate plan of the Company in a target amount of 150% of the Base Salary, to be payable upon achievement of 100% or more of the performance goals and objectives to be determined by the Board (as may be adjusted from time to time, the “Annual Bonus”). Notwithstanding the foregoing, the Board shall be entitled to, no less frequently than annually, review and may adjust Executive’s Annual Bonus percentage from time to time.

(c) Annual Equity Incentives. Executive shall be eligible to participate on a reasonable basis, subject to the discretion of the Compensation Committee, as to the level of actual awards, in equity and incentive compensation plans adopted from time to time by the Compensation Committee.

(d) Sign-On Bonus and Equity Grants. As a sign-on bonus, Executive shall be provided the following:

(i) Cash Sign-On Bonus. As soon as practicable on or after the Effective Date, the Company shall pay to Executive a single lump sum payment of one million dollars ($1,000,000) (the “Cash Sign-On Bonus”). Executive agrees that if, at any time on or before the end of the two-year period ending on the second anniversary of the Effective Date, Executive is not employed by the Company for any reason other than a Covered Termination, Executive must immediately return a portion of the Cash Sign-On Bonus equal to one million dollars ($1,000,000) times a fraction, the numerator of which is equal to the number of days remaining in such two-year period and the denominator of which is equal to 730; provided, however, that such fraction shall not exceed one-half (1/2). For purposes of calculating Executive’s obligation to return a portion of the Cash Sign-On Bonus, Executive will be credited for any income and employment tax withholdings applicable to the returned payment.

(ii) Sign-On RSUs On the Effective Date, Executive shall be granted 717,000 restricted stock units (the “Sign-On RSUs”), which shall vest in three (3) substantially equal annual installments from the date of grant based on Executive’s continued employment with the Company through each such vesting date. Except as provided herein, such Sign-On RSUs will be subject to the provisions of the Company’s 2004 Equity Incentive Plan, as amended and restated (the “Company’s 2004 Equity Incentive Plan”), and the applicable form of restricted stock unit agreement thereunder.

(iii) Sign-On Performance RSUs On the Effective Date, Executive shall be granted 287,000 restricted stock units (the “Sign-On Performance RSUs”),which shall vest in three (3) substantially equal annual installments from the date of grant based on Executive’s continued employment with the Company through each such vesting date; provided, however, that except as otherwise provided in Section 5(b)(iii), no portion of the Sign-On Performance RSUs shall vest unless and until the volume weighted average of the closing prices of the Company’s common stock (“Common Stock”) over any 30-day period during the three (3) year period commencing on the Effective Date equals $11.00 or more (the “Performance Target”). The Performance Target shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” If the Performance Target is not satisfied during the three (3) year period commencing on the Effective Date, all of the Sign-On Performance RSUs shall expire and terminate and be forfeited in full without consideration. Except as provided herein, such Sign-On Performance RSUs will be subject to the provisions of the Company’s 2004 Equity Incentive Plan and the applicable form of restricted stock unit agreement thereunder.

(iv) Special Sign-On RSUs On the Effective Date, Executive shall be granted 143,000 restricted stock units (the “Special Sign-On RSUs”), which shall vest 100% on the one-year anniversary of the Effective Date. Except as provided herein, such Sign-On RSUs will be subject to the provisions of the Company’s 2004 Equity Incentive Plan and the applicable form of restricted stock unit agreement thereunder.

(v) Sign-On Stock Option. On the Effective Date,, Executive shall be granted non-qualified stock options to purchase an aggregate of 1,847,000 shares of the Company’s common stock (the “Sign-On Stock Option”). The Sign-On Stock Option shall have a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant, and the term of the Sign-On Stock Option shall be seven (7) years, subject to earlier expiration in the event of the termination of Executive’s employment with the Company. The Sign-On Stock Option shall vest and become exercisable as to one-third (1/3rd) of the shares subject thereto on each anniversary of the date of grant. Except as provided herein, such Sign-On Stock Option will be subject to the provisions of the Company’s 2004 Equity Incentive Plan and the applicable form of stock option agreement thereunder.

(vi) Sign-On Performance Stock Option. On the Effective Date, Executive shall be granted non-qualified stock options to purchase an aggregate of 739,000 shares of the Company’s common stock (the “Sign-On Performance Stock Option”). The Sign-On Performance Stock Option shall have a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant, and the term of the Sign-On Performance Stock Option shall be seven (7) years, subject to earlier expiration in the event of the termination of Executive’s employment with the Company. The Sign-On Performance Stock Option shall vest and become exercisable as to one-third (1/3rd) of the shares subject thereto on each anniversary of the date of grant; provided, however, that except as otherwise provided in Section 5(b)(iii), no portion of the Sign-On Performance Stock Option shall vest unless and until the Performance Target is satisfied during the three (3) year period commencing on the Effective Date. If the Performance Target is not satisfied during the three (3) year period commencing on the Effective Date, the entirety of the Sign-On Performance Stock Option shall expire and terminate and be forfeited in full without consideration. Except as provided herein, such Sign-On Performance Stock Option will be subject to the provisions of the Company’s 2004 Equity Incentive Plan and the applicable form of stock option agreement thereunder.

(e) Additional Benefits. Executive shall be eligible to participate in the Company’s employee benefit plans of general application, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law and on terms no less favorable than those applicable to the Company’s other senior executive officers. Executive shall be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement. Executive shall also be entitled to the Company’s relocation benefits that are applicable to other senior executive officers, provided, however, that if (i) during the Employment Term Executive sells his principal residence in Raleigh, North Carolina, to an unrelated, third party in a reasonable, bona fide sale within twelve (12) months after the Effective Date, and (ii) at least thirty (30) days before the closing of such sale, Executive provides the Board of Directors with documentation and other information detailing the specifics of such sale (including, but not limited to, the sales price) and Executive’s original purchase price of such principal residence, the Company agrees to (x) pay Executive the difference, if any, between Executive’s original purchase price of such principal residence and Executive’s sales price of such principal residence, and (y) pay as additional tax withholding remitted to the appropriate taxing authority or authorities, an amount or amounts calculated to pay any income and employment taxes due as a result from the Company’s payment of such difference plus the taxes on such difference (such amount or amounts shall be calculated by the Company on a fully grossed-up basis to place Executive in the same after-tax position as if the Company’s payment of such difference and any taxes on such difference were not subject to such taxes). If the Executive is unable to sell such principal residence during the twelve (12) month period specified above, at the end of such period the Company agrees (i) to purchase the residence for its fair market value and (ii) provide the additional benefits with respect to such sale specified in items (x) and (y) of the immediately preceding sentence. Executive will also receive such other benefits as the Company generally provides to its other senior executive officers specifically including full relocation benefits.

4. Termination of Agreement.

(a) Termination. This Agreement may be terminated upon the occurrence of any of the following events:

(i) The Company’s termination of Executive for Cause (as defined in Section 6) (“Termination for Cause”);

(ii) Executive’s Involuntary Termination Without Cause (as defined in Section 6), which may occur at any time at the Company’s sole discretion, for any or no reason;

(iii) Executive’s Constructive Termination; or

(iv) The delivery of a written notice sent to the Company from Executive stating that Executive is electing to terminate Executive’s employment with the Company (other than a Constructive Termination), or the occurrence of Executive’s death or Disability (each, a “Voluntary Termination”);

(b) Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive (other than termination due to Executive’s death, which shall terminate Executive’s employment automatically) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 14(c). For purposes of this Agreement, “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(c) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (i) if Executive’s employment is terminated due to Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment terminates for any reason other than death, the date specified in the Notice of Termination, which date shall not be later than thirty (30) days after such Notice of Termination is communicated to the other party hereto in accordance with Section 14(c).

(d) Board of Directors. On the date that a Notice of Termination is communicated to the other party hereto in accordance with Section 14(c), Executive shall immediately resign from the Board of Directors of the Company and the board of directors or comparable body of every subsidiary, parent or other affiliated corporation of the Company, and every committee thereof.

5. Severance Benefits. Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 5:

(a) Covered Termination. Except as otherwise provided in Section 5(b), in the event Executive experiences a Covered Termination (as defined in Section 6), Executive will be entitled to receive the following severance and other benefits, provided that Executive first provides the Company with an executed and effective general release of claims against the Company and its affiliates in reasonable form and substance acceptable to the Company and complies with his obligations under Section 4(d) of this Agreement, in each case, on or before the fiftieth (50th) day after the date of such Covered Termination:

(i) Accrued Base Salary. The Company shall pay to Executive his full earned but unpaid Base Salary through the Date of Termination. In addition the Company shall pay to Executive all other amounts to which Executive is entitled under any compensation plan or practice of the Company on the Date of Termination.

(ii) Severance Pay. The Company shall pay to Executive in a single lump sum an amount equal to the sum of two (2) times Executive’s Base Salary plus two (2) times Executive’s target Annual Bonus, each at the rate in effect immediately prior to the Date of Termination.

(iii) Equity Compensation. All unvested stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards then held by Executive at the Date of Termination that would otherwise vest during the twenty-four (24) month period commencing on the Date of Termination if Executive had continued his employment with the Company through the end of such twenty-four (24) month period shall be deemed fully vested at such Date of Termination. Notwithstanding the foregoing, no unvested Sign-On Performance RSUs or unvested Sign-On Performance Stock Options shall vest as provided in the immediately preceding sentence if the Performance Target was not satisfied before the Date of Termination. All vested options held by Executive, including those deemed fully vested as of the Date of Termination as provided in the two immediately preceding sentences, shall become automatically exercisable for a period of one (1) year from the Date of Termination; provided, however, that in no event shall any option remain exercisable beyond the maximum period allowed therefore in the stock option plan or agreement under which it was granted, whichever is shorter. Except as otherwise provided in this Section 5(a)(iii), all unvested stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards then held by Executive at the Date of Termination shall expire and terminate and be forfeited in full without consideration. This Agreement shall serve as an amendment to all of Executive’s outstanding equity-based awards as of the Effective Date.

(iv) Other Benefits. If Executive timely elects continued group medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay to Executive an amounts or amounts equal to the COBRA premium payments paid by Executive for Executive and his eligible dependents under the Company’s group medical and dental plans for the period of twelve (12) months following the Date of Termination. Such payments shall be reduced by withholding of applicable income and employment taxes.

(b) Change of Control. If Executive has a Covered Termination within the period commencing with the public announcement of a transaction which results in a Change of Control and ending twenty-four (24) months after such Change of Control, Executive will be entitled to receive the following severance and other benefits, provided that Executive first provides the Company with an executed and effective general release of claims against the Company and its affiliates in reasonable form and substance acceptable to the Company and complies with his obligations under Section 4(d) of this Agreement, in each case, on or before the fiftieth (50th) day after the date of such Covered Termination:

(i) Accrued Base Salary. The Company shall pay to Executive his full earned but unpaid Base Salary through the Date of Termination. In addition the Company shall pay to Executive all other amounts to which Executive is entitled under any compensation plan or practice of the Company on the Date of Termination; and

(ii) Severance Pay. The Company shall pay to Executive in a single lump sum an amount equal to the sum of two (2) times Executive’s Base Salary plus two (2) times Executive’s target Annual Bonus, each at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect six (6) months prior to the Date of Termination.

(iii) Equity Compensation. All unvested stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards then held by Executive at the Date of Termination shall be deemed fully vested at such Date of Termination. Notwithstanding the foregoing, no unvested Sign-On Performance RSUs or unvested Sign-On Performance Stock Options shall vest as provided in the immediately preceding sentence unless the closing price of the Common Stock on the trading date immediately prior to the date of the consummation of such Change of Control equals $11.00 or more. All vested options held by Executive, including those deemed fully vested as of the Date of Termination as provided in the two immediately preceding sentences, shall become automatically exercisable for a period of one (1) year from the Date of Termination; provided, however, that in no event shall any option remain exercisable beyond the maximum period allowed therefore in the stock option plan or agreement under which it was granted, whichever is shorter. This Agreement shall serve as an amendment to all of Executive’s outstanding equity-based awards as of the Effective Date.

(iv) Accrued Bonus. The Company shall pay Executive an amount equal to the pro rata amount of the annual bonus accrued under the Company’s Executive Incentive Plan (or any successor Company plan) assuming performance at target levels for the portion of the year prior to the Date of Termination.

(v) Financial and Tax Planning. The Company shall reimburse Executive or pay directly for personal financial planning and tax planning services up to $4,000 for twelve (12) months following the Date of Termination. Any such reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expense being reimbursed was incurred.

(vi) Other Benefits. The Company shall provide for a period of twelve (12) months following the Date of Termination, health and welfare benefits at least comparable to those benefits in effect on Executive’s Date of Termination, including medical, dental and life insurance coverage. At the Company’s election, such comparable health benefits may be provided by reimbursing Executive for the cost of converting a group policy to comparable individual coverage, or for the cost of COBRA premiums for twelve (12) months. The Company shall also pay Executive an amount calculated to pay any income and employment taxes imposed on Executive as a result of the payment by the Company on Executive’s behalf for such welfare benefits. Such tax payment shall be calculated to place Executive in the same after-tax position as if no such taxes had been imposed and shall be paid to Executive no later than the end of the calendar year following the calendar year in which such related taxes are remitted to the appropriate tax authorities.

(c) Other Termination. If Executive’s employment with the Company is terminated for any reason other than a Covered Termination, Executive will receive payment(s) for all earned but unpaid Base Salary plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company in effect on the Date of Termination.

(d) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amounts (other than loans or advances to Executive by the Company) claimed to be owed by Executive to the Company, or otherwise.

6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) “Cause” for Executive’s termination shall mean (i) Executive’s repeated failure to perform assigned duties after being notified in writing of such failure with an opportunity to correct, or (ii) if Executive commits or participates in a willful act of embezzlement, fraud, misappropriation or dishonesty. For purposes of this provision, no act or failure to act, on Executive’s part, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(b) “Change of Control” shall mean a change of control of the Company of a nature which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or in response to any other form or report to the Securities and Exchange Commission or any stock exchange on which the Company’s shares are listed which requires the reporting of a change of control. In addition, a Change of Control shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) in any two-year period, individuals who were members of the Board at the beginning of such period plus each new director whose election or nomination for election was approved by at least two-thirds of the directors in office immediately prior to such election or nomination, cease for any reason to constitute at least a majority of the Board, (iii) a majority of the members of the Board in office prior to the happening of any event and who are still in office after such event, determines in its sole discretion within one year after such event, that as a result of such event there has been a Change of Control, (iv) there is consummated a merger or consolidation of the Company or subsidiary thereof with or into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation more than 50% of the combined voting power of the voting securities of either the Company or the other entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation, or (v) the stockholders of the Company approve a plan of complete liquidation of the Company and such plan of complete liquidation of the Company is consummated or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 80% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale. Notwithstanding the foregoing definition, “Change of Control” for purposes of this Agreement, shall exclude the acquisition of securities representing more than 20% of the combined voting power of the Company by the Company, any of its wholly owned subsidiaries, or any trustee or other fiduciary holding securities of the Company under an employee benefit plan now or hereafter established by the Company. As used herein, the term “beneficial owner” shall have the same meaning as under Section 13(d) of the Exchange Act, and related case law.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Constructive Termination” shall mean Executive’s resignation from the Company for Good Reason that constitutes a “separation from service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder. Notwithstanding the foregoing, a resignation shall not constitute a “Constructive Termination” unless the condition constituting Good Reason that gives rise to such resignation continues more than thirty (30) days following Executive’s written notice of such condition provided to the Board within ninety (90) days of an occurrence of such condition.

(e) “Covered Termination” means Executive’s Involuntary Termination Without Cause or Constructive Termination.

(f) “Disability” shall mean Executive’s absence from Executive’s duties with the Company on a full-time basis for 180 days during any consecutive twelve-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company and acceptable to Executive or by the company which administers the Company’s long-term disability plan in which Executive is eligible to participate.

(g) “Good Reason” shall mean (i) a material diminution in Executive’s Base Salary or Annual Bonus opportunity; (ii) a material diminution in Executive’s authority, duties, or responsibilities or a change in the Executive’s position as President and Chief Executive Officer of the Company; (iii) a requirement imposed by the Company that Executive report to a corporate officer or employee instead of reporting directly to the Board; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.

(h) “Involuntary Termination Without Cause” means Executive’s dismissal or discharge other than for Cause that constitutes a “separation from service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder. The termination of Executive’s employment as a result of Executive’s death or Disability shall not constitute an Involuntary Termination Without Cause.

7. Tax Provisions.

(a) Section 280G.

(i) Notwithstanding anything contained in this Agreement to the contrary, in the event that the benefits provided by this Agreement, together with all other payments and the value of any benefits received or to be received by Executive (the “Payments”), constitute “parachute payments” (within the meaning of Section 280G of the Code), and, but for this Section 7(a)(i), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be made to Executive either (i) in full or (ii) as to such lesser amount as which would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate any reduction contemplated by the preceding sentence, the Company shall reduce or eliminate the Payments by first reducing or eliminating cash payments and then by reducing those payments or benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

(ii) Unless the Company and Executive otherwise agree in writing, an initial determination as to whether the Payments shall be reduced and the amount of such reduction shall be made, at the Company’s expense, by an accounting firm that the Company selects (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and Executive within twenty (20) days of the Date of Termination, if applicable, or such other time as requested by the Company or by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax). Within ten (10) days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and Executive.

(b) Section 409A of the Code. Notwithstanding any provision to the contrary in the Agreement, if Executive is deemed by the Company at the time of Executive’s Date of Termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) or (b) the date of Executive’s death. Upon the expiration of the applicable period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 7(b) shall be paid in a lump sum to Executive (plus interest earned on any such amounts calculated based on the then applicable short-term Applicable Federal Rate for federal tax purposes), and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

8. Confidentiality Agreement. Executive has signed a Proprietary Information and Invention Assignment Agreement in a form acceptable to the Company that covers protection of the Company’s proprietary information and assignment of inventions (the “Confidentiality Agreement”). Executive hereby represents and warrants to the Company that Executive has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with the Company. Notwithstanding the foregoing terms of this Section 8, the Executive shall be permitted to retain copies of this Agreement, and any documentation related to his compensation benefits and equity rights arising under or contemplated by this Agreement.

9. Noncompetition Covenant. Executive hereby agrees that while Executive is employed by the Company and for a period of two years thereafter, without the prior written consent of the Board, carry on any business or activity (whether directly or indirectly, as a partner, shareholder, principal, agent, director, affiliate, employee or consultant) that is a direct material competitor with the business conducted by the Company (as conducted now or during the term of this Agreement), nor engage in any other activities during the Employment Term that conflict with Executive’s obligations to the Company.

10. Nonsolicitation Covenant. Executive hereby agrees that he shall not, while employed by the Company and for a period of two years thereafter without the prior written consent of the Board, do any of the following:

(a) Solicit Business. Solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company; and

(b) Solicit Personnel. Except with respect to Executive’s current or any former administrative assistant who are hereby exempted, solicit or influence or attempt to influence any person employed by the Company or any consultant then retained by the Company to terminate or otherwise cease his employment or consulting relationship with the Company or become an employee of or consultant to any competitor of the Company.

11. Nondisparagement. Company and Executive hereby agree that during Executive’s employment and afterward, neither will at any time orally or in writing defame or intentionally make, publish or disseminate disparaging remarks that could reasonably be expected to have an adverse impact on the business reputation or prospects of the other party, including any of their respective administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, except as may be required by judicial or administrative order or legal process.

12. Conflicts. Executive represents that Executive’s performance of all the terms of this Agreement will not breach any other agreement to which Executive is a party, other than an agreement to which the Company is a party or has knowledge and which is listed on Exhibit A hereto. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement, unless the Company is a party to that agreement or has consented in writing to that agreement. Executive further represents that Executive is entering into or has entered into an employment relationship with the Company of Executive’s own free will.

13. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and assets that executes and delivers the assumption agreement described in this Section 13 or that becomes bound by the terms of this Agreement by operation of law. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Miscellaneous Provisions.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Sole Agreement. This Agreement and the Proprietary Information and Invention Assignment Agreement referenced herein set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein. Any of Executive’s rights hereunder shall be in addition to any rights Executive may otherwise have under benefit plans or agreements of the Company (other than severance plans or agreements) to which Executive is a party or in which Executive is a participant, including, but not limited to, any Company sponsored employee benefit plans and incentive plans. Except as otherwise provided in the last sentence of each of Section 5(a)((iii) and Section 5(b)(iii), the provisions of this Agreement shall not in any way abrogate Executive’s rights under such other plans and agreements.

(c) Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when sent by facsimile, delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company’s principal offices or Executive’s last known address as contained in the Company’s files, as applicable. A copy of any notice to the Executive shall be provided to: Roger Klein, Sheppard Mullin Richter & Hampton LLP, 1300 I Street, N.W. 11th Floor East, Washington, DC 20005-3314.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party (including by means of electronic delivery or facsimile), it being understood that the parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic mans intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

(g) Arbitration.

(i) Arbitration shall be the exclusive and final forum for settling any disagreement, dispute, controversy or claim arising out of or in any way related to (i) this Agreement or the subject matter hereof or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof; or (ii) the provision of or failure to provide any other benefits upon a Covered Termination pursuant to any other employment agreement, bonus or compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan or similar plan or agreement with the Company and/or any of its subsidiaries. If this Section 14(g) conflicts with any provision in any such compensation or bonus plan, stock option plan, or any other similar plan or agreement, this provision requiring arbitration shall control.

(ii) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

(iii) The arbitral tribunal shall consist of one arbitrator. Except as otherwise provided in Section 14(h), the Company shall pay all the fees, if any, and expenses of such arbitration.

(iv) The arbitration shall be conducted in Austin, Texas or in any other city in the United States of America as the parties to the dispute may designate by mutual written consent.

(v) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever the award may be entered in any court having jurisdiction thereof.

(h) Indemnification. For nine years following the Date of Termination (or such longer period as may be provided under the Company’s Certificate of Incorporation and Bylaws) Executive shall continue to be indemnified under the Company’s Certificate of Incorporation and Bylaws at least to the same extent as prior to the Date of Termination, and Executive shall be covered by the directors’ and officers’ liability insurance, the fiduciary liability insurance and the professional liability insurance policies that are the same as, or provide coverage at least equivalent to, those the Company carried prior to the Date of Termination.

(i) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(j) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(k) Assignment by Company. Subject to the provisions of Section 13, the Company may not assign its duties under this Agreement, whether to an affiliate or otherwise, without Executive’s prior written consent, which shall not be unreasonably withheld. Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

(l) Expenses (Including Attorneys’ Fees). If any dispute should arise under this Agreement involving an effort by Executive to protect, enforce or secure rights or benefits claimed by Executive hereunder, the Company shall pay (promptly upon demand by Executive accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorneys’ fees) incurred by Executive in connection with such dispute if Executive should prevail in such dispute. For this purpose, Executive shall be considered to prevail if the dispute is settled in a fashion that provides for a payment of cash or property to Executive or other relief requested by Executive, or if an arbitral tribunal having jurisdiction shall make a final, non-appealable determination that Executive is entitled to a payment of cash or property or other relief requested by Executive.

(m) Certain Lenovo Equity Compensation Matters. If and to the extent any dispute should arise between Executive and Lenovo Group Limited (“Lenovo”) regarding Lenovo’s denial of Executive’s rights to exercise, receive or retain any vested and exercisable stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards with respect to Lenovo then held by Executive at the date of termination of his employment with Lenovo by reason of his employment by the Company, the Company shall reimburse the reasonable attorneys’ fees incurred by Executive in connection with such dispute provided that Executive acts in good faith in defending and/or prosecuting the claims that are the subject of such dispute.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ADVANCED MICRO DEVICES, INC.

/s/ Bruce L. Claflin
Bruce L. Claflin
Chairman, Board of Directors

EXECUTIVE

/s/ Rory P. Read Rory Read